Exhibit 99.1      Press release dated November 30, 2006 announcing the appointment of Mr. John W. Hobbs as director.

Exhibit No. 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Barbra Anderson
Director of Marketing
CommunitySouth Bank & Trust
864-306-2540 x125
banderson@csbat.com

COMMUNITYSOUTH BANCSHARES, INC. ELECTS
JOHN W. HOBBS TO BOARD OF DIRECTORS

Easley, SC – November 30, 2006 – CommunitySouth Bancshares, Inc. (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, has elected John W. Hobbs to its Board of Directors and the Board of its wholly-owned subsidiary CommunitySouth Bank & Trust.

Hobbs serves as Executive Vice President and Chief Financial Officer of CommunitySouth and has been with the Company since its inception.

A native of Irmo and resident of Greenville, Hobbs has over 18 years of banking experience. Hobbs graduated from the University of South Carolina and is a certified public accountant. He is responsible for all fiscal operating systems, financial reporting, operations, human resources and information technology of the Bank and its holding company.

“I am pleased to announce Mr. Hobbs’ election to our Board of Directors,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “Having been with the Company since its inception, Mr. Hobbs has played a vital role in the success of our organization. As CommunitySouth grows and evolves, Mr. Hobbs’ leadership will be increasingly important to our strategic direction.”

CommunitySouth Bancshares, Inc. (OTCBB: CBSO) commenced operations in the Upstate of South Carolina on January 18, 2005. After completing the largest initial public offering ever for a South Carolina-based bank, the Company capitalized with $30 million and has since grown assets to over $240 million. In operation for less than two years, CommunitySouth is one of the fastest growing de novo banks in the country, compared to peer banks that also opened during the first quarter of 2005.

CommunitySouth is headquartered in Easley, South Carolina and currently operates full-service offices in Easley, Mauldin, Spartanburg, Anderson and Greer.

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, free online banking and bill pay, nationwide free ATMs, free business courier service, remote deposit service, courtesy overdraft coverage, and more.

For additional information about CommunitySouth, call 864-306-2540 or visit www.communitysouthbankandtrust.com.